Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE October 28, 2009	Contact: Brent Smith Vice President - Finance (713) 361-2643

Cal Dive Reports Third Quarter 2009 Results

HOUSTON, TX – (October 28, 2009) Cal Dive International, Inc. (NYSE:DVR) reported third quarter 2009 net income of $32.9 million, or $.35 per diluted share compared to $45.9 million and $.43 per diluted share for the same period of 2008, which was a record quarter for the Company.  The third quarter of 2009 financial performance was driven primarily by the Company’s continued strong project execution offshore.  The decrease in net income compared to third quarter of 2008 is primarily due to lower levels of new construction activity in the Gulf of Mexico and a decline in work for a large LNG project located offshore Boston, where a significant portion of the work had been performed during the third quarter of 2008.  This decrease was partially offset by increased pipelay activity in Mexico and China and increased hurricane repair activity in the Gulf of Mexico.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “Through the hard work of our men and women offshore we were able to achieve another quarter of excellent offshore execution that resulted in solid financial performance. We completed our large pipelay project in Mexico during the quarter and we were awarded our second contract in China following the successful completion of our first project there earlier this year.  We look forward to continuing to grow our business in these markets. Our international revenues have increased by nearly 40% during the first nine months of 2009 as compared to the same period of 2008.

We were also pleased to announce the successful completion of Helix’s secondary public offering of our common stock during the quarter.  This offering followed an earlier Helix secondary offering completed in June of this year.  Today, Helix owns less than 1% of our common stock.  This should prove to be a positive development for Cal Dive’s stockholders as it increases the liquidity of our common stock.

As expected, the fourth quarter is shaping up to be slower as our customers look to avoid the winter weather in the Gulf of Mexico and have already spent the majority of their capital budgets for the year. Our backlog as of September 30th was $213 million and approximately 53% of that will be performed during the fourth quarter of this year, with 38% to be performed in 2010."

Financial Highlights

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Backlog:  Contracted backlog was $213 million as of September 30, 2009 compared to a backlog of $284 million at June 30, 2009 and $506 million as of September 30, 2008.

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Revenues:  Third quarter 2009 revenues decreased by $64.1 million to $214.6 million as compared to the third quarter of 2008, primarily due to decreased new construction activity. This was partially offset by increased pipelay activity in Mexico and China and hurricane repair activity in the Gulf of Mexico.

•

Gross Profit: Third quarter 2009 gross profit decreased by $22.4 million to $70.1 million as compared to the third quarter of 2008 due the same reasons cited above.

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SG&A: Third quarter 2009 SG&A decreased by $2.2 million compared to the third quarter of 2008. SG&A as a percentage of revenue for the third quarter 2009 was 8.2% compared to 7.1% for third quarter of 2008.  The percentage increase was primarily due to the decrease in revenues partially offset by the decrease in amount of SG&A.

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Net Interest Expense: Third quarter 2009 net interest expense decreased by $1.8 million over the third quarter of 2008, primarily due to lower variable interest rates associated with outstanding borrowings.

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Income Tax Expense: The effective tax rate for the third quarter of 2009 was 33.2% compared to 32.0% for the third quarter of 2008.  The increase is due to a higher percentage of profits being derived from the U.S. tax jurisdiction with a higher tax rate.

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Debt:  Total debt was $355.0 million and cash and cash equivalents were $124.6 million for a net debt position of $230.4 million as of September 30, 2009 compared to a net debt position of $288.0 million at June 30, 2009 and $254.4 million at December 31, 2008.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on October 29, 2009.  The teleconference dial-in numbers are: (866) 730-5770 (domestic), (857) 350-1594 (international), passcode 77380544.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(unaudited)		(unaudited)
Net revenues	$214,597	$278,709	$681,966	$595,250
Cost of sales	144,466	186,166	502,269	430,761
Gross profit	70,131	92,543	179,697	164,489
Gain (loss) on sale of assets	-	(23)	-	186
Selling and administrative expenses	17,629	19,801	53,724	54,910
Provision for doubtful accounts	202	-	6,477	-
Income from operations	52,300	72,719	119,496	109,765
Interest expense, net	(3,234)	(4,999)	(10,598)	(16,509)
Other income (expense), net	191	(157)	(394)	(378)
Income before income taxes	49,257	67,563	108,504	92,878
Provision for income taxes	16,349	21,630	34,717	29,475
Net income	$32,908	$45,933	$73,787	$63,403

Other financial data:
Income from operations	52,300	72,719	119,496	109,765
Depreciation and amortization	19,403	17,858	57,844	52,160
EBITDA	73,753	91,875	182,275	165,946

Weighted avg. shares outstanding
Basic	92,945	105,880	95,083	105,706
Diluted	93,571	106,087	95,399	105,956
Earnings per share:
Basic	$0.35	$0.43	$0.78	$$0.60
Diluted	$0.35	$0.43	$0.77	$0.60

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	September 30, 2009	December 31, 2008
	(unaudited)
Current assets:
Cash and equivalents	$124,586	$60,556
Accounts receivable	162,726	167,714
Contracts in progress	45,958	56,764
Affiliated, net	-	54,944
Deferred income taxes	6,821	5,562
Other current assets	27,154	23,597
Total current assets	367,245	369,137

Net property & equipment	615,994	604,242
Goodwill	292,469	292,469
Deferred drydock costs	20,829	24,784
Other assets, net	13,598	18,976
Total assets	$1,310,135	$1,309,608

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$61,533	$77,440
Advanced billings on contracts	6,370	10,958
Current maturities of long-term debt	80,000	80,000
Income tax payable	13,673	14,900
Accrued liabilities	53,387	58,995
Total current liabilities	214,963	242,293

Long-term debt	275,000	235,000
Long-term payable to affiliate	-	2,695
Deferred income taxes	123,351	116,790
Other long term liabilities	6,286	7,133
Stockholders' equity	690,535	705,697
Total liabilities & equity	$1,310,135	$1,309,608

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended September 30, 2009 and 2008

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(unaudited)		(unaudited)
EBITDA	$73,753	$91,875	$182,275	$165,946
Less: Depreciation & amortization	19,403	17,858	57,844	52,160
Less: Non-cash stock compensation expense	1,859	1,455	5,329	4,399
Less: Net interest expense	3,234	4,999	10,598	16,509
Less: Provision for income taxes	16,349	21,630	34,717	29,475
Net Income	$32,908	$45,933	$73,787	$63,403

	As of 9/30/09
Total Debt	$355,000
Less: Cash	(124,586)
Net Debt	$230,414